Exhibit 99.(i)

Law Offices of
Paul, Hastings, Janofsky & Walker LLP
55 Second Street
San Francisco, California 94105-3441
Telephone (415) 856-7000
Facsimile (415) 856-7100
Internet www.paulhastings.com

September 26, 2003

Matthews International Funds
456 Montgomery Street, Suite 1200
San Francisco, California 94104

Attention: Downey Hebble-Blount

Re:	Matthews International Funds Matthews Asia-Pacific Fund

Ladies and Gentlemen:

        We have acted as legal counsel to Matthews International Funds, a Delaware statutory trust (the “Trust”), in connection with the establishment of a new series of shares of the Trust, the Matthews Asia-Pacific Fund (the “Fund”), pursuant to Post-Effective Amendment No. 19 to the Trust’s Registration Statement filed on Form N-1A with the Securities and Exchange Commission on September 26, 2003 (the “Post-Effective Amendment”).

        In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity to the originals of all records, documents, and instruments submitted to us as copies. We have based our opinion on the following:

(a)	the Trust’s Trust Instrument dated April 8, 1994 (the “Trust Instrument”). The Trust Instrument has been in full force and effect from the original date of its adoption through the date hereof;

(b)	the By-laws of the Trust (the “By-laws”). The By-laws have been in full force and effect from the original date of their adoption through the date hereof;

(c)	a certificate of good standing issued by the Secretary of State of Delaware for the Trust on September 26, 2003;

(d)	resolutions of the Trustees of the Trust adopted at a meeting on May 16, 2003, authorizing the establishment of the Fund;

Matthews International Funds
September 26, 2003

(e)	the Post-Effective Amendment; and

(f)	a certificate of an officer of the Trust as to certain factual matters relevant to this opinion.

        Our opinion below is limited to the federal law of the United States of America and the statutory trust law of the State of Delaware. We are not licensed to practice law in the State of Delaware, and we have based our opinion below solely on our review of Chapter 38 of Title 12 of the Delaware Code (the “Delaware Statutory Trust Act”) and the case law interpreting the Delaware Statutory Trust Act as reported in Delaware Laws Affecting Business Entities (Aspen Law & Business, 2002 Spring Edition) as updated on Westlaw through June 2003. We have not undertaken a review of other Delaware law or of any administrative or court decisions in connection with rendering this opinion. We disclaim any opinion as to any law other than that of the United States of America and the statutory trust law of the State of Delaware as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

        Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the shares of the Fund will be issued and sold for cash at the per-share public offering price on the date of their issuance in accordance with statements in the Fund’s Prospectus included in the Post-Effective Amendment and in accordance with the Trust Instrument, (ii) all consideration for the shares of the Fund will be actually received by the Fund, and (iii) all applicable securities laws will be complied with, it is our opinion that, when issued and sold by the Fund, the shares will be legally issued, fully paid and nonassessable.

        This opinion is rendered to you in connection with the filing of the registration statement on Form N-1A with respect to the above Fund of the Trust and is solely for your benefit. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

        We hereby consent to (i) the reference to our firm as Legal Counsel in the Prospectus included in the Post-Effective Amendment; and (ii) the filing of this opinion as an exhibit to the Post-Effective Amendment.

Sincerely yours,

/s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP